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                                                                     EXHIBIT 5.1


Corning Incorporated                 WILLIAM D. EGGERS
One Riverfront Plaza
Corning, New York 14831            Senior Vice President
                                    and General Counsel

607-974-5656
fax 607-974-8656

July 12, 2000

To the Board of Directors of
Corning Incorporated

Gentlemen:

         I am Senior Vice President and General Counsel of Corning Incorporated, a New York corporation ("Corning"), and am familiar with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to 2,356,674 shares of Corning Common Stock, par value $.50 per share, issued in May, 2000 and which may be issued in the future to the shareholders of IntelliSense Corporation, a Delaware corporation ("IntelliSense"), pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") dated as of May 19, 2000 by and between Corning, Iroquois Merger Sub, Inc. and IntelliSense.

         In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of Corning, certificates of public officials and officers of Corning, and other documents as I deemed pertinent as a basis for the opinions hereinafter expressed.

         Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

         1. Corning is a corporation duly incorporated and validly existing under the laws of the State of New York;

         2. The execution and delivery on behalf of Corning of the Agreement has been duly authorized by all proper corporate proceedings of the Company and the Agreement constitutes a legal, valid and binding instrument of Corning; and

         3. The shares of Corning Common Stock, when issued by Corning pursuant to the terms of the Agreement and paid for, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name in "Legal Matters" in the Registration Statement.


                                               Very truly yours,

                                               /s/ WILLIAM D. EGGERS